Exhibit 10.3

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017 J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179

PERSONAL AND CONFIDENTIAL

July 25, 2013

Activision Blizzard, Inc.
3100 Ocean Park Boulevard

Santa Monica, CA 90405

Attention:  Dennis Durkin, Chief Financial Officer

Project Amber
Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Bank of America, N.A. (“Bank of America”), Merrill Lynch (as defined below), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“J.P. Morgan”) (together with any Additional Agents appointed in accordance with Section 1, collectively, the “Commitment Parties” or “we” or “us”) is exclusively authorized by Activision Blizzard, Inc., a Delaware corporation (the “Company” or “you”), to act as joint lead arranger and joint bookrunner, in connection with the financing for certain transactions described herein, in each case on the terms set forth in this commitment letter and the attached Annexes A, B, C, D and E hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.  For purposes of this Commitment Letter, “Merrill Lynch” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its designated affiliates.

You have informed the Commitment Parties that the Company intends to buy back approximately 428,676,471 shares of the capital stock of the Company currently held by a wholly-owned subsidiary of Vivendi, S.A. (“Vivendi”) via the purchase of a newly-formed entity (“Newco”) that will hold such stock on or prior to the Closing Date (the “Stock Buy-Back”) pursuant to the Stock Purchase Agreement, dated as of July 25, 2013, by and among the Company, ASAC II LP, an exempted limited partnership organized under the laws of the Cayman Islands (“ASAC”) and Vivendi (together with any schedules and exhibits thereto, the “Purchase Agreement”), and the date of consummation of the Stock Buy-Back referred to herein as the “Closing Date”.  You have informed us that (a) the Stock Buy-Back and (b) the payment of fees and expenses in connection with the Stock Buy-Back will be financed from the following sources:

•                  available domestic cash of the Company and its subsidiaries (“Domestic Cash”);

•                  senior secured credit facilities in an aggregate principal amount of $2,500 million, comprised of a $2,250 million term loan B facility (the “Term B Facility”) and a $250 million revolving credit facility (the “Revolving Facility”, together with the Term B Facility, the “Senior Secured Facilities”) having the terms set forth on Annex B; and

•                  the issuance by the Company of $1,000 million of high yield first lien secured securities (the “Secured Notes”) and $1,500 million of high yield unsecured securities (the “Unsecured Notes”; together with the Secured Notes, the “Notes”) pursuant to a Rule 144A (without registration rights) or other private placement (the “Notes Offering”) or, in the event some or all of the (x) Unsecured Notes are unable to be issued at the time the Stock Buy-Back is consummated, borrowings by the Company of unsecured senior increasing rate bridge loans in an aggregate principal amount of $1,500 million, less the gross proceeds from the sale of Unsecured Notes issued on or prior to the Closing Date (the “Unsecured Bridge Loans”) or (y) Secured Notes are unable to be issued at the time the Stock Buy-Back is consummated, borrowings by the Company of first lien secured senior increasing rate bridge loans in an aggregate principal amount of $1,000 million, less the gross proceeds from the sale of Secured Notes issued on or prior to the Closing Date (the “Secured Bridge Loans”, and together with the borrowings under the Unsecured Bridge Loans, the “Bridge Loans”, and under the Senior Secured Facilities, the “Loans”, and the “Bridge Facilities”, together with the Senior Secured Facilities, the “Facilities”) having the terms set forth on Annexes C and D, as applicable.

1.                                      Commitments; Titles and Roles.

In connection with the foregoing, each of Bank of America and JPMCB (in such capacity, each an “Initial Lender” and collectively the “Initial Lenders”) is pleased to confirm its several, but not joint, commitment to provide 50% of the Senior Secured Facilities and 50% of the Bridge Facilities, in each case subject only to the satisfaction or waiver of the applicable conditions set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Annex B hereto, “Conditions Precedent to Borrowing” in Annex C  hereto, “Conditions Precedent to Borrowing” in Annex D  hereto and “Conditions Precedent to the Facilities” in Annex E hereto.

Each of Merrill Lynch and J.P. Morgan is pleased to confirm its commitment to act, and you hereby appoint each of Merrill Lynch and J.P. Morgan to act (i) as joint lead arranger and joint bookrunner for the Senior Secured Facilities (each a “Bank Lead Arranger”, and together with any Additional Arrangers appointed in accordance with this Section 1, collectively, the “Bank Lead Arrangers”) and (ii) as joint lead arranger and joint bookrunner for the Bridge Facilities (each a “Bridge Lead Arranger”, and together with any Additional Arrangers appointed in accordance with this Section 1, collectively, the “Bridge Lead Arrangers”, and together with the Bank Lead Arrangers, the “Arrangers”). In addition, you hereby appoint (x) Bank of America to act as administrative agent and collateral agent for the Senior Secured Facilities (the “Bank Administrative Agent”) and (y) JPMCB as administrative agent for the Bridge Facilities (the “Bridge Administrative Agent”, together with the Bank Administrative Agent, the “Administrative Agents”).  You agree that (x) Merrill Lynch will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Facilities or other documentation used in connection with the Senior Secured Facilities and (y) J.P. Morgan will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facilities or other documentation used in connection with the Bridge Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided that, you may, within 10 days following the date hereof, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or confer other titles in respect of either Facility (each such agent, co-agent, lead arranger, bookrunner, manager, arranger

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or titled institution, an “Additional Agent”) in a manner and with economics determined by you and acceptable to such Additional Agents; provided, further that (v) you may not appoint more than two (2) additional arrangers and bookrunners for both Facilities (such additional arrangers and bookrunners, the “Additional Arrangers”), (w) you may not allocate more than 20% of the total economics in respect of either Facility to the applicable Additional Agents (or their affiliates), (x) each such Additional Agent (or its affiliate) shall commit ratably across all of the Facilities, (y) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the relevant Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) for the relevant Facility, and (z) to the extent you appoint (or confer titles on) Additional Agents, the economics allocated to, and the commitment amounts of, the Initial Lenders, for the relevant Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) for the relevant Facility, in each case upon the execution and delivery by such Additional Agent of customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter and the Fee Letter) reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and “Arranger,” as applicable, under this Commitment Letter and under the Fee Letter.  The commitments of the Initial Lenders and any other such Additional Agents will be several and not joint. Our fees for our commitment and for our services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and each Commitment Party on the date hereof.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

2.                                      Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to (i) the conditions set forth on Annex E hereto, (ii) with respect to the Senior Secured Facilities, the conditions set forth in Annex B under the heading titled “Conditions Precedent to Initial Borrowing”, (iii) with respect to the Bridge Facilities, the conditions set forth in Annexes C and D under the heading titled “Conditions Precedent to Initial Borrowing” and (iv) except as has been disclosed in the Company’s public filings with the SEC as of the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature, or cautionary, predictive or forward-looking in nature), since December 31, 2012, there has not occurred any event that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below).

As used in this Section 2, “Company Material Adverse Effect” means any fact, effect, change, event or circumstance that (i) materially adversely affects the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any fact, effect, change, event or circumstance arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (i) below, to the extent disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (d) changes required by United States generally

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accepted accounting principles or other accounting standards (or interpretations thereof), (e) changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the Company and its subsidiaries operate, (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement or any decline in the market price or trading volume of the Company’s stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception herein), (h) the public announcement or consummation of the Stock Buy-Back or any of the transactions contemplated by the Purchase Agreement (including as to the identity of the parties thereto), (i) the occurrence of natural disasters or (j) any action required by the terms of the Purchase Agreement or with the prior written consent or at the direction of the other parties thereto and the Arrangers, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, or (ii) would prevent the Company from consummating the transactions contemplated by the Purchase Agreement.

Each Commitment Party’s commitment and agreements hereunder are subject to the satisfactory negotiation, execution and delivery by all parties of appropriate definitive loan documents relating to the Facilities,  including, without limitation, credit agreements, guarantees, opinions of counsel and other related definitive documents (collectively, the “Facility Documentation”), based upon the terms set forth in this Commitment Letter (it being agreed that the Facility Documentation shall not contain any conditions precedent to the initial borrowing under the Facilities on the Closing Date other than the conditions precedent expressly set forth herein, in Annex B under the heading “Conditions Precedent to Initial Borrowing”, in Annexes C and D under the heading “Conditions Precedent to Borrowing” and in Annex E hereto, and the terms of the Facility Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied); provided that, to the extent any security interest in any Collateral (as defined in Annex B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in (1) the certificated equity securities of any material wholly owned U.S. subsidiary of the Borrower (to the extent required by Annexes B, C or D), (2) intellectual property pursuant to filings with the United States Patent and Trademark Office and the United States Copyright Office and (3) other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Bank Administrative Agent) by the Bank Administrative Agent and the Borrower acting reasonably.  Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which you engaged the Investment Banks in connection with a potential issuance of Notes or other financing.  This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provision”. Without limiting the conditions precedent expressly provided herein to funding the consummation of the Stock Buy-Back with the proceeds of the Facilities, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement.

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3.                                      Syndication.

The Arrangers intend, and reserve the right, to syndicate the Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.  The Arrangers will select the Lenders in consultation with you and reasonably acceptable to you; provided that the Arrangers agree not to syndicate the Facilities to (i) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Arrangers by you in writing prior to the date hereof and (ii) any of the known affiliates reasonably identifiable by name of entities described in clause (i) (the entities described in clauses (i) and (ii), collectively the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders.  The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The Arrangers will, in consultation with you, determine the final commitment allocations and will notify you of such determinations.

To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 60 days after the Closing Date, the Company and its subsidiaries will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of the Company or any of their respective subsidiaries (other than (a) the Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (b) the issuance of the Notes (if any)) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed) if any such issuance or syndication would in the Arrangers’ reasonable judgment materially and adversely impair the primary syndication of the Facilities or the Notes Offering (it is understood the Company’s deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings, if any, will not be deemed to materially and adversely impair the primary syndication of the Facilities or the Notes Offering).

Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of each Initial Lender’s commitments hereunder prior to the date of the consummation of the Stock Buy-Back and the date of the initial funding under the Facilities shall not be a condition to such Initial Lender’s commitments; (ii) except as provided above with respect to appointment of Additional Agents, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) except as provided above with respect to appointment of Additional Agents, no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.

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You agree to use your commercially reasonable efforts to cooperate with the Commitment Parties in connection with (i) the preparation of one or more customary information packages regarding the business, operations and financial projections of  the Company (collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities and will use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) for the Company and (c) a public credit rating for the Facilities and any Notes issued in lieu thereof from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in customary format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times).  You agree to use commercially reasonable efforts to ensure that syndication benefits from your existing lending and investment banking relationships.  You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  You agree that Information regarding the Facilities and Information provided by the Company or its representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facility Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices), and you acknowledge that neither the Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or (i) any of their controlled affiliates, (ii) any of the respective directors or employees of such Arranger or its controlled affiliates or (iii) the respective advisors or agents of such Arranger or its controlled affiliates, in the case of this clause (iii), acting at the instructions of such Arranger or controlled affiliate. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Stock Buy-Back to the contrary, neither the obtaining of the ratings above nor the compliance with any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company or its affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company or its affiliates or its securities.  It is understood that in connection with your assistance

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described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company or its subsidiaries or its or its securities.  In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (provided that such materials have been provided to you for review a reasonable time prior thereto) that such material should only be distributed to prospective Lenders that are not Public Lenders:  (a) drafts and final versions of the Facility Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.                                      Information.

You represent and covenant that (i) all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements and updates thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Successful Syndication of the Facilities, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.                                      Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.                                      Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates

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(provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.                                      Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (to the extent not prohibited by applicable law), pursuant to applicable law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter (on a redacted basis reasonably satisfactory to the Arrangers) and such communications and discussions to the Company’s, ASAC’s and Vivendi’s respective directors, employees, agents, accountants, legal counsel and other advisors, and ASAC’s investors, in each case who are directly involved in the consideration of the Facilities or the Stock Buy-Back and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the information contained in Annexes B, C and D to Moody’s and S&P, (iv) this Commitment Letter (but not the Fee Letter) to the extent that information contained herein becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (v) after your acceptance hereof, this Commitment Letter in filings with the SEC and other applicable regulatory authorities and stock exchanges; provided that, in the cases of clauses (i) through (iii), such information is supplied only on a confidential basis.

Each Commitment Party agrees that it will treat as confidential all confidential information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than in violation of this paragraph, (d) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Facilities, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a customary click-through or otherwise) (and, in each case, other than to a Disqualified Lender), (f) to Moody’s and S&P; provided that such information is limited to Annexes B, C, D and E and is supplied only on a confidential basis after consultation with you, (g) for purposes of enforcing its rights hereunder and under the Fee Letter and

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establishing a “due diligence” defense, (h) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations or (i) to the extent that such information is independently developed by the Commitment Parties.  Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Facility Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facility Documentation shall supersede this provision.

8.                                      Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of you, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, or (iii) have other relationships with you.  In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons.  Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies.  Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates.  You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee

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Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person.  You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, you (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal, state or local income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.                                      Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Stock Buy-Back, (ii) the abandonment or termination of the Purchase Agreement by you and (iii) October 18, 2013.  Subject to the last sentence of this paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder.  In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Loans will be reduced to the extent described herein by any issuance of Secured Notes and/or Unsecured Notes. The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof will remain in full force and effect regardless of whether the definitive Facility Documentation is executed and delivered.  The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof, and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Facility

10

Documentation to the extent covered thereby and to the extent such Facility Documentation becomes effective.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER THE COMMITMENT PARTIES’ COMMITMENTS OR AGREEMENTS OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO.  THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION); PROVIDED THAT MATTERS RELATED TO THE PURCHASE AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in “pdf” or “tif” format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on July 25, 2013, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gerardo B. Loera
Name: Gerardo B. Loera
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Varun Rastogi
Name: Varun Rastogi
Title: Vice President

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
Name: Chris B. Walther
Title: Chief Legal Officer

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to reimburse each Commitment Party for its reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of the transactions contemplated by this Commitment Letter (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified party and whether or not any such indemnified party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from any dispute solely among the Commitment Parties other than claims against any Commitment Party in its capacity or fulfilling its role as an agent or arranger or any similar role under the Letters or the Facilities and other than any claims arising out of any act or omission on the part of the Company or its affiliates, provided, however, that notwithstanding anything to the contrary provided herein, in no event shall (x) the Company have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Company’s activities related to the Letters (other than in respect of any such damages required to be indemnified under this Annex A) and (y) the Company have any obligations to reimburse or indemnify any indemnified party for its out-of-pocket legal expenses other than the reasonable, documented fees, charges and disbursements of a single counsel for all indemnified parties, selected by the Commitment Parties, and of such special counsel and local counsel as the Commitment Parties may deem appropriate in their good faith discretion, except that if any indemnified party reasonably concludes that its interests conflict with those of another indemnified party and notifies the Company of such conflict, the Company shall be responsible for the reasonable documented fees, charges and disbursements of one separate counsel (and special and local counsel) for all such conflicted indemnified parties.  If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability (a) in such proportion as is appropriate to reflect the relative benefits of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability, and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of  the Company under this paragraph will be in addition to any liability which  the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate (collectively with the Commitment Parties, an “indemnified party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of  the Company, each Commitment Party, any such affiliate and any such person.  The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on

Annex A - 1

behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

The Company will not be required to indemnify any Commitment Party for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld or delayed; provided, that the foregoing indemnity will apply to any such settlement in the event that  the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A - 2

Annex B

Summary of the Senior Secured Facilities

This Summary outlines certain terms of the Senior Secured Facilities referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Activision Blizzard, Inc. (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“Merrill Lynch”) and J.P. Morgan Securities LLC (“J.P. Morgan”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner (together with any Additional Arrangers appointed in accordance with Section 1 of the Commitment Letter, collectively, the “Bank Lead Arrangers” or, the “Arrangers”).

Syndication Agent:	J.P. Morgan Securities LLC, in its capacity as Syndication Agent (the “Syndication Agent”).

Bank Administrative Agent:	Bank of America, N.A. (“Bank of America”), in its capacity as sole and exclusive administrative agent and collateral agent (the “Bank Administrative Agent”).

Lenders:

Bank of America, JPMorgan Chase Bank, N.A. (“JPMCB”) and/or other financial institutions selected by the Bank Lead Arrangers in consultation with and reasonably acceptable to the Borrower (each, a “Bank Lender” and, collectively, the “Bank Lenders”).

Senior Secured Facilities:

(A) A senior secured term loan facility in an aggregate principal amount of up to $2,250 million (the “Term B Facility”; the loans thereunder, the “Term B Loans”; the Bank Lenders thereunder, the “Term B Lenders”).

(B) A senior secured revolving credit facility in an aggregate principal amount of $250 million (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”; the loans thereunder, the “Revolving Loans”; the Bank Lenders thereunder, the “Revolving Lenders”), of which up to an amount to be agreed shall be available in the form of Letters of Credit (as defined below).

Swingline:

In connection with the Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed. Except for

Annex B - 1

purposes of calculating the commitment fee described on Exhibit I to this Annex B, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Bank Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their Revolving Commitments.

If any Revolving Lender becomes a Defaulting Bank Lender (to be defined based on the below and as otherwise mutually reasonably agreed) then the swingline exposure of such Defaulting Bank Lender will automatically be reallocated among the non-Defaulting Bank Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Bank Lender does not exceed its Revolving Commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Bank Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Bank Lenders.

“Defaulting Bank Lender” means any Bank Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Lender Default” means (i) the refusal or failure of any Bank Lender to make available its portion of any incurrence of Revolving Loans or participations in letters of credit or swingline borrowings, which refusal or failure is not cured within one business day after the date of such refusal or failure; (ii) the failure of any Bank Lender to pay over to the Bank Administrative Agent, any Issuing Lender (as defined below), any Swingline Lender or any other Bank Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute; (iii) a Bank Lender has notified the Borrower or the Bank Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Senior Secured Facilities; (iv) the failure by a Bank Lender to confirm in a manner reasonably satisfactory to the Bank Administrative Agent that it will comply with its obligations under the Senior Secured Facilities or (v) a Distressed Person (as defined below) that has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

Annex B - 2

“Lender-Related Distress Event” means, with respect to any Bank Lender, that such Bank Lender or any person that directly or indirectly controls such Bank Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Bank Lender or any person that directly or indirectly controls such Bank Lender by a governmental authority or an instrumentality thereof or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

Incremental Facilities:

The Senior Secured Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”), and/or increase commitments under the Revolving Facility Commitments (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to (a) $750 million plus (b) all voluntary prepayments and voluntary commitment reductions of the Senior Secured Facilities prior to the date of any such incurrence plus (c) an additional amount if, after giving effect to the incurrence of such additional amount, the Senior Secured Net Leverage (as defined below) is equal to or less than 2.25:1.00 (assuming all such additional amounts were secured on a first lien basis, whether or not so secured, and including for this purpose the full amount of any Incremental Revolving Increase or Incremental Revolving Facility (whether or not borrowed)); provided that (i) no existing Bank Lender will be required to participate in any such Incremental Facilities, (ii) no event of default exists, or would exist after, giving effect thereto (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default will be the standard), (iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the

Annex B - 3

weighted average life, as applicable, of the Term B Facility, (iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder (subject to clause (vii) below); (v) any Incremental Revolving Facility or Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (including the maturity date in respect thereof (provided the applicable margin applicable thereto may be increased if necessary to be consistent with that for the Incremental Revolving Facility)); (vi) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term B Facility, the Term B Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Bank Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); and (vii) for the first 18 months following the Closing Date, the All-In Yield (as defined below) applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility, but will not be more than 0.50% higher than the corresponding All-In Yield for the existing Term B Facility unless the interest rate margin with respect to the existing Term B Facility is increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Facility and the corresponding All-In Yield on the existing Term B Facility minus 0.50%, and after the first 18 months following the Closing Date, the All-In Yield applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility.

As used herein, (x) the “Senior Secured Net Leverage” means the ratio of consolidated secured net debt for borrowed money, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents other than the proceeds of Incremental Facilities to be drawn at such time and provided that cash and cash equivalents held by foreign subsidiaries will only be credited 50%, with aggregate netted cash subject to a cap of $1.0 billion in the aggregate) to trailing four-quarter EBITDA (as defined below) and (y) “All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBOR or ABR floor (solely to the extent

Annex B - 4

greater than 0.75% or 1.75%, respectively), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided further that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to one or more, but not all, lenders) or other fees not paid generally to all lenders of such indebtedness.

The Senior Secured Facilities will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first lien notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Senior Secured Facilities) or unsecured indebtedness, with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Facilities; provided that such secured or unsecured indebtedness (i) does not mature on or prior to the maturity date of, or have a shorter weighted average life than, loans under the Term B Facility, (ii) has covenants no more restrictive (taken as a whole) than those under the Term B Facility as determined in good faith by the Borrower (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, no consent shall be required from the Bank Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor and (iv) if secured, such indebtedness shall not be secured by any assets that do not constitute collateral for the Term B Facility.

Use of Proceeds:

(A) The proceeds of borrowings under the Term B Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Secured Facilities (the “Closing Date”), together with the proceeds of the issuance of the Notes and/or borrowings of the Bridge Loans and cash on hand of the Borrower, to fund the Stock Buy-Back and pay fees and expenses associated therewith.

(B) The Letters of Credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and for other general corporate purposes (including to finance the transactions related to the Stock Buy-Back).

Annex B - 5

Availability:	(A) The Term B Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.

(B) Up to an amount to be agreed in Revolving Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date to finance the transactions related to the Stock Buy-Back and fund any OID or upfront fees required to be funded on the Closing Date. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date. Otherwise, Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Exhibit I to this Annex B.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as described in Exhibit I) plus 2.00% per annum.

Letters of Credit:

No less than an amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by Bank of America and other Revolving Lenders reasonably acceptable to the Borrower and the Bank Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the Revolving Facility except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Bank Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Bank Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments). Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such

Annex B - 6

drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Revolving Lenders shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments. If any Revolving Lender becomes a Defaulting Bank Lender, then the Letter of Credit exposure of such Defaulting Bank Lender will automatically be reallocated among the non-Defaulting Bank Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of any non-Defaulting Bank Lender does not exceed its Revolving Commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Bank Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the Revolving Commitments of the non-Defaulting Bank Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Final Maturity and Amortization:	(A) The Term B Facility:

The Term B Facility will mature on the date that is seven years after the Closing Date and, commencing at least one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term B Facility with the balance payable on the seventh anniversary of the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Term B Lenders to agree to extend the maturity of their Term B Loans upon the request of the Borrower and without the consent of any other Bank Lender (as further described below).

(B) Revolving Facility:

The Revolving Facility will mature, and Revolving Commitments will terminate, on the date that is five years after the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments and Revolving Loans upon the request of the Borrower and without the consent of any other Bank Lender (as further described below).

The Senior Secured Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which any

Annex B - 7

individual Bank Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date of its outstanding commitments in respect of the Revolving Facility or under any Incremental Revolving Facility or in respect of any class of Term B Loans (including any Incremental Term B Loans), in each case, upon the request of the Borrower and without the consent of any other Bank Lender (it is understood that (i) no existing Bank Lender will have any obligation to commit to any such extension and (ii) each Bank Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Bank Lender under such class).

Guarantees:

All obligations of the Borrower (the “Obligations”) under (i) the Senior Secured Facilities, (ii) interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements permitted under the Senior Secured Facilities Documentation (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into with (A) the Bank Administrative Agent, any Arranger, any Bank Lender or any affiliate of the Bank Administrative Agent or a Bank Lender at the time entered into or (B) any entity that was, or whose affiliate was, the Bank Administrative Agent, an Arranger or a Bank Lender on the Closing Date (the “Hedging Arrangements”) and (iii) cash management and treasury arrangements entered into with the Bank Administrative Agent, any Arranger, any Bank Lender or any affiliate of the Bank Administrative Agent, an Arranger or a Bank Lender at the time entered into (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly owned U.S. restricted subsidiary of the Borrower (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary that has no material assets other than the equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs, (c) that

Annex B - 8

has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition) to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), (f) that is a special purpose entity, (g) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Documentation Principles) financed with secured indebtedness not incurred in contemplation of such Permitted Acquisition permitted to be incurred pursuant to the Senior Secured Facilities Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) and (h) Newco) (the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the definitive documentation related to the Senior Secured Facilities in circumstances where the Borrower and the Bank Administrative Agent reasonably agree that the cost of providing such a guarantee (including any adverse tax consequences) is excessive in relation to the value afforded thereby.

Unrestricted Subsidiaries:

The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the Borrower shall be in pro forma compliance with the Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (b) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (c) no event of default under the Senior Secured Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Secured Facilities Documentation, and the results of operations and indebtedness of

Annex B - 9

unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Senior Secured Facilities Documentation except to the extent of distributions received therefrom.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provision, the Obligations, the Guarantees and any Hedging Arrangements or Treasury Arrangements will be secured by substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including, (a) a perfected first priority pledge of all the capital stock of each direct, wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any foreign subsidiary of a U.S. Credit Party or a subsidiary of the type described in clause (b) under the heading “Guarantees”) shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (b) a perfected first priority security interest in substantially all other tangible and intangible assets of the Credit Parties (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims below a threshold to be agreed, (iii) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority (unless such consent has been received) or would result in materially adverse tax consequences as reasonably determined in writing by the Borrower and the Bank Administrative Agent, (iv) any foreign collateral or credit support (iv) margin stock and, to the extent requiring the consent of one or more third parties (other than the Borrower or any Guarantor) or prohibited by the terms of any

Annex B - 10

applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly owned material restricted subsidiaries, (v) those assets as to which the Bank Administrative Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Bank Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement (in each case to the extent permitted under the Senior Secured Facilities Documentation) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) equity interests in Newco and (ix) other exceptions to be mutually agreed or that are usual and customary for facilities of this type consistent with the Documentation Principles. The foregoing described in clauses (i) through (ix) are, collectively, the “Excluded Assets”.

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction) and no control agreements or other control arrangements shall be required with respect to letter-of-credit rights, electronic chattel paper or any assets requiring perfection through control agreements (including without limitation deposit accounts and other bank or securities accounts). All the above-described pledges, security interests and mortgages shall be created on terms in the Senior Secured Facilities Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the Documentation Principles.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties under (a) the Senior Secured Facilities and (b) the

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Secured Bridge Loans will be set forth in a customary intercreditor agreement as between the Bank Administrative Agent, on the one hand, and the Bridge Administrative Agent, on the other hand (the “Intercreditor Agreement”) and being reasonably satisfactory to the Bank Administrative Agent, the Bridge Administrative Agent and the Borrower pursuant to which Intercreditor Agreement the liens on the Collateral securing the Senior Secured Facilities will be pari passu with the liens on the Collateral securing the Secured Bridge Loans.

Mandatory Prepayments:

The Term B Loans shall be prepaid with (a) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its domestic restricted subsidiaries (other than indebtedness permitted under the Senior Secured Facilities) and (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty and condemnation events) by the Borrower and its restricted subsidiaries, other than any sale or disposition of equity interests of Newco or of the shares of the capital stock of the Company acquired in the Stock Buy-Back, and in each case subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon. Notwithstanding the foregoing, mandatory prepayments with respect to clause (b) above shall be limited to the extent that the Borrower determines that such prepayments would either (i) result in adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law. Within the Term B Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term B Facility in direct order of maturity. Any Term B Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (b) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any prepayment requirements of the Notes and/or Bridge Facilities, may be retained by the Borrower.

Voluntary Prepayments:

Solely to the extent that such prepayment (including repricings or refinancings) is made with the proceeds of new indebtedness whose yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any LIBOR “floor”) is lower than the yield applicable to the Term B Facility immediately prior to such prepayments, voluntary prepayments, repricings or refinancings of the Term B Facility (but excluding any prepayments, repricings or refinancings in connection with a change of control) made prior to the 6-month anniversary of the Closing Date shall be made at 101.0% of the amount so prepaid, repaid, repriced or refinanced.

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Subject to the above, voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Bank Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term B Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term B Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term B Facility or any Incremental Term Facility as determined by the Borrower.

Senior Secured Facilities Documentation:

The definitive documentation for the Term B Facility and the Revolving Facility (collectively, the “Senior Secured Facilities Documentation”) will be “covenant-lite” with incurrence-based covenants consistent with and substantially similar to the corresponding terms of the Notes Offering (with reasonable modifications to the mechanical and agency provisions to reflect the administrative guidelines and practices of the Bank Administrative Agent), and will contain the terms set forth in this Annex B and, to the extent not specified in Annex B, such other terms as are customary for similar financings of comparable issuers as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and projections, and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (such requirements, the “Documentation Principles”). The Senior Secured Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex B, in each case applicable to the Borrower and its restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, baskets and grace periods consistent with the Documentation Principles.

Conditions Precedent to Initial Borrowing:

The availability of the initial borrowing and other extensions of credit under the Senior Secured Facilities will be subject solely to (i) the applicable conditions set forth in Annex D to the Commitment Letter, (ii) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by

Annex B - 13

materiality, material adverse effect or similar language shall be true and correct in all respects), (iii) absence of defaults or events of default and (iv) the delivery of a customary borrowing notice.

Conditions Precedent to All Subsequent Borrowings:

After the Closing Date, each extension of credit will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and absence of defaults or events of default, provided that if the compliance certificate for the most recently ended fiscal quarter for which financial statements have been delivered does not include a calculation of the Financial Covenant (as defined below) because the Financial Covenant was not required to be tested as of the last day of such fiscal quarter, the making of any Revolving Loan or issuance of letter of credit shall be subject to delivery of the calculation of the Financial Covenant as of the last day of such fiscal quarter demonstrating compliance with the applicable Financial Covenant level as of the last day of such fiscal quarter (on an actual, and not a pro forma, basis).

Representations and Warranties:

Limited to the following: organizational status; power and authority, qualification, execution, delivery and enforceability of Senior Secured Facilities Documentation; with respect to the execution, delivery and performance of the Senior Secured Facilities Documentation, no violation of, or conflict with, law, charter documents or material agreements; compliance with law; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Senior Secured Facilities; Investment Company Act; PATRIOT Act; accuracy of disclosure and financial statements; since the Closing Date, no Material Adverse Effect (as defined below) (it being understood that, for purposes of the initial borrowing and other extensions of credit on the Closing Date, such definition shall be Company Material Adverse Effect (as defined in Section 2 of the Commitment Letter)); taxes; ERISA; FCPA; OFAC; insurance; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; properties; consolidated closing date solvency; use of proceeds; and status as senior debt; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

“Material Adverse Effect” shall mean a circumstance or condition that has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its subsidiaries, taken as

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a whole, (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Senior Secured Facilities Documentation or (c) the material rights and remedies of the Bank Administrative Agent and the Bank Lenders under the Senior Secured Facilities Documentation.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual and quarterly financial statements and other information (with 90 days for delivery of the annual financial statements and 45 days for the first three quarterly financial statements), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period; delivery of notices of defaults and certain material events; maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; compliance with laws; ERISA; environmental; transactions with affiliates; changes in fiscal year; Lender calls (which can be the same as public earnings calls); additional guarantors and collateral; use of proceeds; changes in lines of business; inspection of books and records; maintenance of ratings (but no specific ratings); a passive activity covenant with respect to Newco (including no operations or assets other than the holding of the capital stock of the Company subject to the Stock Buy-Back, and a requirement to dividend back to the Company any dividends on capital stock it may receive); and further assurances; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:

Limited to (to be applicable to the Borrower and its restricted subsidiaries): limitations on the incurrence of debt (which shall permit (i) incremental credit facilities, (ii) (x) unsecured indebtedness and (y) acquired indebtedness, in each case subject to pro forma compliance with a fixed charge coverage ratio test of 2.25:1.00, (iii) exceptions for purchase money indebtedness and capital leases up to an amount to be agreed and (iv) a general basket in an amount to be agreed); liens (which shall not apply to any margin stock); fundamental changes; restrictions on subsidiary distributions and negative pledges (which shall not apply to any margin stock); asset sales (which shall be permitted subject to (i) a 75% cash consideration requirement (with the ability to designate certain non-cash assets as cash) and (ii) a fair market value requirement and compliance with mandatory

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prepayments); transactions with affiliates; changes in fiscal year; and restricted payments (including dividends, acquisitions and other investments and prepayment of subordinated debt)) (which covenant will include the following exceptions and baskets: (i) a general basket, (ii) a carve-out permitting dividends consistent with past practice (including an annual growth factor up to 7.5%), (iii) a basket for investments in restricted subsidiaries that are not Guarantors and (iv) a basket based on the sum of (a) 50% of Consolidated Net Income, (b) 100% of qualified equity proceeds and (c) other amounts to be determined); subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the Documentation Principles.

Financial Covenants:	With respect to the Term B Facility: None.

With respect to the Revolving Facility: Limited to the following financial maintenance covenant (the “Financial Covenant”): a maximum Senior Secured Net Leverage Ratio.

The Financial Covenant (x) will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date; provided that the Financial Covenant shall be tested only if Revolving Loans (including the aggregate amount of swingline loans and the aggregate face amount of letters of credit then outstanding under the Revolving Facility to the extent not cash collateralized, but excluding (i) letters of credit existing on the Closing Date and any extensions thereof, replacement letters of credit or letters of credit issued in lieu thereof, in each case, to the extent the face amount of such letters of credit is not increased above the face amount of the letter of credit being extended, replaced or substituted (it being understood and agreed that in no event shall the aggregate principal amount of letters of credit excluded pursuant to this clause (i) be more than an amount to be mutually agreed) and (ii) other non-cash collateralized letters of credit in an aggregate amount not to exceed an amount to be mutually agreed) are or would be outstanding in an amount exceeding 15% of the total facility amount of the Revolving Facility and (y) will be set at a level of 2.50:1.00 for each fiscal quarter .

“EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add-backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other similar transactions

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(including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within six fiscal quarters after the date any such transaction is consummated so long as such pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies are reasonably identifiable and factually supportable, (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 18 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable and (f) adjustments and add backs reasonably agreed with the Arrangers to be reflected in the Confidential Information Memorandum provided by the Company.

Events of Default:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of the Borrower or any of its significant restricted subsidiaries; material monetary judgments against the Borrower or any of its significant restricted subsidiaries; ERISA events; actual or asserted invalidity of material guarantees or security documents or any security interest purported to be created thereunder (including failure to be perfected on a first-priority basis subject to certain customary exceptions); and change of control, subject to threshold, notice and grace period provisions consistent with the Documentation Principles.

Notwithstanding the foregoing, (x) only lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Covenant and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute an event of default with respect to the Term B Facility or trigger a cross-default under the Term B Facility until the date on which the Revolving Loans (if any) have been accelerated or the Revolving Commitments have been terminated, in each case, by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Voting:

Amendments and waivers of the Senior Secured Facilities Documentation will require the approval of Bank Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities held by the

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Bank Lenders (other than Defaulting Bank Lenders) (the “Required Lenders”), except that (i) the consent of each Bank Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Bank Lender, (B) reductions of principal, interest or fees owing to such Bank Lender, (C) extensions or postponement of final maturity, and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Bank Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Bank Lenders and (iii) customary protections for the Bank Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenant will be subject to the second paragraph under “Events of Default” above.

The Senior Secured Facilities shall contain provisions permitting the Borrower to replace (i) non-consenting Bank Lenders in connection with amendments and waivers requiring the consent of all Bank Lenders or of all Bank Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Bank Lenders.

Cost and Yield Protection:

The Senior Secured Facilities Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with the Documentation Principles (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices). The Senior Secured Facilities shall contain provisions regarding the timing for asserting a claim under the cost and yield protection provisions and permitting the Borrower to replace a Bank Lender who asserts such claim without premium or penalty.

Assignments and Participations:

The Bank Lenders will be permitted to assign (a) Term B Loans with the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall be deemed to be given after 10 business days’ notice of a failure to respond) and (b) Revolving Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed and, in each case, such consent shall be deemed to be given after 10 business days’ notice of a failure to respond), the Swingline Lender and each Issuing Lender; provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Borrower) or (ii) for assignments of Term B Loans to any existing Bank Lender or an affiliate of an existing Bank Lender or an approved fund. All assignments will require the consent of

Annex B - 18

the Bank Administrative Agent unless such assignment is an assignment of Term B Loans to another Bank Lender, an affiliate of a Bank Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons and Disqualified Lenders shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term B Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such Bank Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Senior Secured Facilities. The Bank Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Bank Administrative Agent).

The Bank Lenders will be permitted to sell participations in the Senior Secured Facilities without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Senior Secured Facilities Documentation shall provide that Term B Loans may be purchased and assigned on a non-pro rata basis through (a) open market purchases and (b) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed (including, without limitation, (1) no default or event of default has occurred and is continuing, (2) the Borrower and any other affiliates of the Borrower shall be eligible assignees with respect to Term B Loans only and (3) such open market purchases and Dutch auctions shall be subject to customary provisions regarding the absence of material non-public information with respect to the business of the Borrower and its subsidiaries); provided that any such Term B Loans acquired by the Borrower or any of its respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof.

Expenses and Indemnification:

The Senior Secured Facilities Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bank Lead Arrangers, the Bank Administrative Agent and the Lenders.

Governing Law and Forum:	New York.

Counsel to the Agents:	Cahill Gordon & Reindel LLP.

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Exhibit I to Annex B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, LIBOR plus 2.50% or ABR plus 1.50%. From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Revolving Facility shall be subject to a step-down to LIBOR plus 2.25% or ABR plus 1.25% based upon achievement of a Senior Secured Net Leverage Ratio to be mutually agreed.

Term B Facility

At the option of the Borrower, initially, LIBOR plus 2.75% or ABR plus 1.75%.

All Senior Secured Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Bank Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Bank Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) LIBOR (after taking account of any applicable floor) applicable for an interest period of one month plus 1.00%.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period; provided that, solely with respect to the Term B Facility, LIBOR shall be deemed to be no less than 0.75% per annum.

Letter of Credit Fees:

A per annum fee equal to the spread over LIBOR (less the fronting fee described below) under the Revolving Facility will accrue for the account of Revolving Lenders (other than Defaulting Bank Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of

Annex B - 20

each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Revolving Commitment Fees:

Initially, 0.375% per annum on the undrawn portion of the Revolving Commitments, payable to non-Defaulting Bank Lenders quarterly in arrears after the Closing Date and upon the termination of the Revolving Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the commitment fees under the Revolving Facility shall be subject to a stepdown to 0.25% based upon achievement of a Senior Secured Net Leverage Ratio to be mutually agreed.

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Annex C

Summary of the Unsecured Bridge Facility

This Summary outlines certain terms of the Unsecured Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	The Borrower under the Senior Secured Facilities (the “Borrower”).

Joint Lead Arrangers and Joint Lead Bookrunners:

J.P. Morgan Securities LLC (“J.P. Morgan”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“Merrill Lynch”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner  (together with any Additional Arrangers appointed in accordance with Section 1 of the Commitment Letter, collectively, the “Bridge Lead Arrangers” or, the “Arrangers”).

Syndication Agent:	Merrill Lynch, in its capacity as syndication agent (the “Syndication Agent”).

Bridge Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent (the “Bridge Administrative Agent”).

Lenders:

JPMCB, Bank of America, N.A. (“Bank of America”) and/or other financial institutions selected by the Bridge Lead Arrangers reasonably acceptable to the Borrower (each, an “Unsecured Bridge Lender” and, collectively, the “Unsecured Bridge Lenders” and together with the “Bank Lenders” and the Secured Bridge Lenders, the “Lenders”).

Amounts of Bridge Loans:

$1,500 million in aggregate principal amount of senior unsecured increasing rate loans, less the amount of gross proceeds from any sale of Unsecured Notes received on the Closing Date (the “Unsecured Bridge Loans”). $1,000 million of Unsecured Bridge Loans shall be designated “Eight Year Bridge Loans”, and $500 million of the Unsecured Bridge Loans shall be designated as “Ten Year Bridge Loans”.

Availability:	The Unsecured Bridge Lenders will make the Unsecured Bridge Loans on the Closing Date. Amounts borrowed under the Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:

The proceeds of the Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Facilities, the proceeds of borrowings under the Secured Bridge Facility, the proceeds from

Annex C - 1

the issuance of Notes, and cash on hand of the Borrower, to fund the Stock Buy-Back.

Ranking:

The Unsecured Bridge Loans, the Guarantee and all obligations with respect thereto will be senior obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Senior Secured Facilities).

Guarantees:

All obligations of the Borrower under the Unsecured Bridge Facility will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Bridge Guarantees will rank equal in right of payment with the guarantees of the Senior Secured Facilities.

Security:	None.

Conversion into Rollover Loans:

If the Unsecured Bridge Loans have not been previously prepaid in full for cash on or prior to the Conversion Date, the principal amount of the Unsecured Bridge Loans outstanding on the Conversion Date may, subject to no payment or bankruptcy event of default and the other conditions precedent set forth in this Annex C, be converted into (i) with respect to Eight Year Bridge Loans, senior unsecured rollover loans that will mature on the eighth anniversary of the Closing Date and (ii) with respect to the Ten Year Bridge Loans, senior unsecured rollover loans that will mature on the tenth anniversary of the Closing Date (collectively, the “Unsecured Rollover Loans”).

Exchange into Exchange Notes:

At any time and from time to time, on or after the Conversion Date, upon reasonable prior written notice and in a minimum principal amount of at least $100.0 million, the Unsecured Rollover Loans may be exchanged, in whole or in part, at the option of the applicable Lender or Lenders, for senior exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Unsecured Bridge Loans so exchanged and having the same maturity date as the Unsecured Bridge Loans so exchanged. To the extent Eight Year Bridge Loans are exchanged, the Exchange Notes will be unsecured and have a maturity date eight years from the Closing Date (the “Eight Year Exchange Notes”) and to the extent Ten Year Bridge Loans are exchanged, the Exchange Notes will be unsecured and have a maturity date ten years from the Closing Date (the “Ten Year Exchange Notes”).

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The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Demand Failure Event:

Any failure to comply with the terms of a Securities Demand (as defined in the Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Fee Letter) under the Unsecured Bridge Facility Documentation.

Interest Rate:

Until the earlier of (i) the first anniversary of the Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier date, the “Conversion Date”), the Unsecured Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Closing Date, (1) the Eight Year Bridge Loans will bear interest at a rate per annum equal to LIBOR (subject to a floor of 0.75% per annum) plus 5.50% and (2) the Ten Year Bridge Loans will bear interest at a rate per annum equal to LIBOR (subject to a floor of 0.75% per annum) plus 6.125%; provided that, in each case, such interest rate spread shall increase by 25 basis points per annum if the Borrower shall have not received a public corporate credit rating of at least BB by S&P and a public family rating of at least Ba2 by Moody’s (in each case, with an outlook of stable or better) and (y) thereafter, interest on the Unsecured Bridge Loans will be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent three-month period. The “Bridge Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Unsecured Bridge Loans exceed the applicable Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

From and after the Conversion Date, the Unsecured Bridge Loans will bear interest at a fixed rate equal to the applicable Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Unsecured Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Unsecured Bridge Loans.

After the occurrence and during the continuance of an event of default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus

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an additional two percentage points (2.00%) per annum and will be payable on demand.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayment:

Prior to the Conversion Date, the net proceeds to the Borrower, from (a) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans or any sale or disposition of equity interests of Newco or the shares of the capital stock of the Company acquired in the Stock Buy-Back), (b) any future bank borrowings (other than pursuant to the Senior Secured Facilities and any refinancings or replacements thereof) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or other dispositions of property (including casualty and condemnation events) by the Borrower and its restricted subsidiaries, other than any sale or disposition of equity interests of Newco or of the shares of the capital stock of the Company acquired in the Stock Buy-Back, will be used to repay the Unsecured Bridge Loans, in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities.  Any proceeds from the issuance of Notes purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Unsecured Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Notwithstanding the foregoing, mandatory prepayments under clause (c) above shall be limited to the extent that the Borrower determines that such prepayments may either (i) result in adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Unsecured Bridge Loans from exchanging Unsecured Bridge Loans for Unsecured Exchange Notes on or after the Conversion Date.

Change of Control:

Upon the occurrence of a Change of Control (to be defined),  the Borrower will be required to prepay in full all outstanding Unsecured Bridge Loans at par plus accrued interest to the date of prepayment plus with respect to any Unsecured Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium.  Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Secured Facilities or obtain any required consent of the lenders under the Senior Secured

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Facilities to make such prepayment of the Unsecured Bridge Loans.  From and after the Conversion Date, each holder of Unsecured Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:

Prior to the Conversion Date, the Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than five days’ prior written notice, at the option of the Borrower at any time.

From and after the Conversion Date, and prior to the maturity thereof, Unsecured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon five days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (A) with respect to the Ten Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the fifth anniversary of the Closing Date, (ii) one-half of the then-prevailing interest rate on the Ten Year Bridge Loans from and including the fifth anniversary of the Closing Date to and including the sixth anniversary of the Closing Date and (iii) declining to one-quarter of the then-prevailing interest rate on the Ten Year Bridge Loans on the sixth anniversary of the Closing Date, to one-eighth of the then-prevailing interest rate on the Ten Year Bridge Loans on the seventh anniversary of the Closing Date and to zero on the eighth anniversary of the Closing Date and (B) with respect to the Eight Year Bridge Loans, (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Closing Date, (ii) three-quarters of the then-prevailing interest rate on the Eight Year Bridge Loans from and including the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date and (iii) declining to one-half of the then-prevailing interest rate on the Eight Year Bridge Loans on the fourth anniversary of the Closing Date, to one-quarter of the then-prevailing interest rate on the Eight Year Bridge Loans on the fifth anniversary of the Closing Date and to zero on the sixth anniversary of the Closing Date.

Unsecured Bridge Facility Documentation:

The Facility Documentation for the Unsecured Bridge Facility (the “Unsecured Bridge Facility Documentation”) shall be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, shall contain the terms and conditions set forth in this Annex C and, to the extent not specified in this Annex C, such other terms as are customarily found in high yield indentures as modified to reflect the operational and strategic requirements of the Borrower and

Annex C - 5

its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and projections, with such customary changes to reflect the interim nature of the Unsecured Bridge Facility (collectively, the “Unsecured Bridge Documentation Principles”). The Unsecured Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex C, in each case applicable to the Borrower and its restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Unsecured Bridge Documentation Principles; provided that, except to the extent expressly provided in this Annex C, in no event shall such terms be more restrictive than those contained in the Senior Secured Facilities Documentation.

Notwithstanding the foregoing, the only conditions to the availability of the Unsecured Bridge Facility on the Closing Date shall be the applicable conditions set forth in the Commitment Letter to which this term sheet is attached, the “Conditions Precedent to Borrowing” section below and in Annex E to the Commitment Letter.

Representations and Warranties:

The Unsecured Bridge Facility Documentation will contain representations and warranties which are usual and customary for financings of this kind, substantially similar to those for the Senior Secured Facilities and consistent with the Unsecured Bridge Documentation Principles.

Covenants:

The Unsecured Bridge Facility Documentation will contain the following covenants:  (a) customary affirmative covenants for financings of this kind, consistent with the Unsecured Bridge Documentation Principles; (b) customary incurrence-based negative covenants for financings of this kind consistent with the Unsecured Bridge Documentation Principles; provided that prior to the Conversion Date, the restricted payments and debt incurrence covenants in the Unsecured Bridge Facility Documentation shall be more restrictive; provided further that, prior to the Conversion Date, the Unsecured Bridge Facility Documentation may be more restrictive than the Senior Secured Facilities Documentation.  There will not be any financial maintenance covenants in the Unsecured Bridge Facility Documentation.

The Unsecured Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letter, including any Take-out Notice (as defined in the Fee Letter) and any cooperation required in connection therewith.

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Events of Default:

Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of material guarantees, consistent in each case with the Unsecured Bridge Documentation Principles.

Conditions Precedent to Borrowing:

The several obligations of the Unsecured Bridge Lenders to make, or cause one of their respective affiliates to make, the Unsecured Bridge Loans will be subject solely to (i) the applicable conditions referred to in the Commitment Letter and those set forth in Annex E to the Commitment Letter, (ii) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), (iii) absence of defaults or events of default and (iv) delivery of a customary borrowing notice.

Assignments and Participations:

The Unsecured Bridge Lenders will have the right to assign Unsecured Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Unsecured Bridge Loans.

The Unsecured Bridge Lenders will have the right to participate their Unsecured Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Unsecured Bridge Facility Documentation shall provide that Unsecured Bridge Loans may be purchased by the Borrower and assigned on a non-pro rata basis through customary Dutch auction procedures (so long as such purchases are offered to all Unsecured Bridge Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed (including, without limitation, (1) no default or event of default has occurred and is continuing and (2)

Annex C - 7

such Dutch auctions shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its subsidiaries)); provided that any such Unsecured Bridge Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof.

Voting:

Amendments and waivers of the Unsecured Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Unsecured Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date, (iii) additional restrictions on the right to exchange to Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Unsecured Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Unsecured Bridge Facility Documentation or Senior Secured Facilities Documentation), and (b) the consent of 100% of the Unsecured Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Cost and Yield Protection:

The Unsecured Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection in the Senior Secured Facilities Documentation.

Indemnities:

The Unsecured Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Bridge Administrative Agent and the Lenders.

Governing Law and Jurisdiction:

The Unsecured Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.  New York law will govern the Unsecured Bridge Facility Documentation.

Counsel to the Bridge Lead	Cahill Gordon & Reindel LLP.
Arrangers and the Bridge
Administrative Agent:

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Exhibit 1 to Annex C

Summary of Unsecured Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Unsecured Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon not less than five business days’ prior notice, Unsecured Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of the applicable Unsecured Exchange Notes equal to 100% of the aggregate principal amount of the Unsecured Bridge Loans so exchanged.  At a Lender’s option, Unsecured Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Unsecured Bridge Loans.  No Unsecured Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of applicable type of Unsecured Exchange Notes.  The Borrower will issue Unsecured Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	Eight Year Exchange Notes will mature on the eighth anniversary of the Closing Date and Ten Year Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	Each Unsecured Exchange Note will bear interest at a fixed rate equal to the applicable Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

The Unsecured Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium.

The “Applicable Premium” will be (A) with respect to the Ten Year Exchange Notes (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the fifth anniversary of the Closing Date, (ii) one-half of the applicable Total Cap from and including the fifth anniversary of the Closing Date to and including the sixth anniversary of the Closing Date and (iii) declining to one-quarter of the applicable Total Cap on the sixth anniversary of the Closing Date, to one-eighth of the applicable Total Cap on the seventh anniversary and to zero on the eighth anniversary of the Closing Date and (B) with respect to the Eight Year Exchange Notes (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to

Annex C - 9

the third anniversary of the Closing Date, (ii) three-quarters of the applicable Total Cap from and including the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date and (iii) declining to one-half of the applicable Total Cap on the fourth anniversary of the Closing Date, to one-quarter of the applicable Total Cap on the fifth anniversary of the Closing Date and to zero on the sixth anniversary of the Closing Date.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Unsecured Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the applicable Total Cap and accrued interest.

Defeasance Provisions of	Customary.
Unsecured Exchange Notes:

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	None.

Covenants:

The Indenture will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities; giving due regard to, among other things, then existing market conditions.

Events of Default:

The Indenture will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities giving due regard to, among other things, then existing market conditions.

Annex C - 10

Annex D

Summary of the Secured Bridge Facility

This Summary outlines certain terms of the Secured Bridge Facility referred to in the Commitment Letter, of which this Annex D is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	The Borrower under the Senior Secured Facilities (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:

J.P. Morgan Securities LLC (“J.P. Morgan”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“Merrill Lynch”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner  (together with any Additional Arrangers appointed in accordance with Section 1 of the Commitment Letter, collectively, the “Bridge Lead Arrangers” or, the “Arrangers”).

Syndication Agent:	Merrill Lynch, in its capacity as syndication agent (the “Syndication Agent”).

Bridge Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent (the “Bridge Administrative Agent”).

Lenders:

JPMCB, Bank of America, N.A. (“Bank of America”) and/or other financial institutions selected by the Bridge Lead Arrangers reasonably acceptable to the Borrower (each, a “Secured Bridge Lender” and, collectively, the “Secured Bridge Lenders” and together with the “Bank Lenders” and the Unsecured Bridge Lenders, the “Lenders”).

Amounts of Bridge Loans:

$1,000 million in aggregate principal amount of senior secured increasing rate loans, less the amount of gross proceeds from any sale of Secured Notes received on the Closing Date (the “Secured Bridge Loans”; together with the Unsecured Bridge Loans, the “Bridge Loans”).

Availability:	The Secured Bridge Lenders will make the Secured Bridge Loans on the Closing Date. Amounts borrowed under the Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:

The proceeds of the Secured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Facilities, the proceeds of the borrowings under the Unsecured Bridge Facility, the proceeds from the issuance of Notes, and cash on hand of the Borrower, to fund the Stock Buy-Back.

Annex D - 1

Ranking:

The Secured Bridge Loans, the Guarantee and all obligations with respect thereto will be senior obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Senior Secured Facilities).

Guarantees:

All obligations of the Borrower under the Secured Bridge Facility will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Bridge Guarantees will rank equal in right of payment with the guarantees of the Senior Secured Facilities.

Security:	Secured by the same assets securing the Senior Secured Facilities, on a first priority pari secured basis.

The relative rights and priorities of the liens in the Collateral for the secured parties under (a) the Senior Secured Facilities and (b) the Secured Bridge Loan will be set forth in the Intercreditor Agreement.

Conversion into Rollover Loans:

If the Secured Bridge Loans have not been previously prepaid in full for cash on or prior to the Conversion Date, the principal amount of the Secured Bridge Loans outstanding on the Conversion Date may, subject to no payment or bankruptcy event of default and the other conditions precedent set forth in this Annex D, be converted into senior secured rollover loans that will mature on the seventh anniversary of the Closing Date (collectively, the “Secured Rollover Loans”).

Exchange into Exchange Notes:

At any time and from time to time, on or after the Conversion Date, upon reasonable prior written notice and in a minimum principal amount of at least $100.0 million, the Secured Rollover Loans may be exchanged, in whole or in part, at the option of the applicable Lender or Lenders, for senior exchange notes (the “Secured Exchange Notes”, and together with the Unsecured Exchange Notes, the “Exchange Notes”), in a principal amount equal to the principal amount of the Secured Bridge Loans so exchanged and having the same maturity date as the Secured Bridge Loans so exchanged.  To the extent the Secured Bridge Loans are exchanged, the Secured Exchange Notes will be secured on a first priority pari secured basis by the same collateral securing the Senior Secured Facilities.

The Secured Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex D.

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Demand Failure Event:

Any failure to comply with the terms of a Securities Demand (as defined in the Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Fee Letter) under the Secured Bridge Facility Documentation.

Interest Rate:

Until the earlier of (i) the first anniversary of the Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier date, the “Conversion Date”), the Secured Bridge Loans will bear interest at a floating rate, reset quarterly, as follows:  (x) for the first three-month period commencing on the Closing Date, the Secured Bridge Loans will bear interest at a rate per annum equal to LIBOR (subject to a floor of 0.75% per annum) plus 4.125%; provided that such interest rate spread shall increase by 25 basis points per annum if the Borrower shall have not received a public corporate credit rating of at least BB by S&P and a public family rating of at least Ba2 by Moody’s (in each case, with an outlook of stable or better) and (y) thereafter, interest on the Secured Bridge Loans will be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent three-month period.  The “Bridge Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter.  Notwithstanding the foregoing, at no time will the per annum interest rate on the Secured Bridge Loans exceed the applicable Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

From and after the Conversion Date, the Secured Bridge Loans will bear interest at a fixed rate equal to the applicable Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period.  Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Secured Bridge Loans.  From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Secured Bridge Loans.

After the occurrence and during the continuance of an event of default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Annex D - 3

Mandatory Prepayment:

Prior to the Conversion Date, the net proceeds to the Borrower, from (a) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans or any sale or disposition of equity interests of Newco or the shares of the capital stock of the Company acquired in the Stock Buy-Back), (b) any future bank borrowings (other than pursuant to the Senior Secured Facilities and any refinancings or replacements thereof) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or other dispositions of property (including casualty and condemnation events) by the Borrower and its restricted subsidiaries, other than any sale or disposition of equity interests of Newco or of the shares of the capital stock of the Company acquired in the Stock Buy-Back, will be used to repay the Secured Bridge Loans, in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities.  Any proceeds from the issuance of Notes purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Secured Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Notwithstanding the foregoing, mandatory prepayments under clause (c) above shall be limited to the extent that the Borrower determines that such prepayments may either (i) result in adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Secured Bridge Loans from exchanging Secured Bridge Loans for Secured Exchange Notes on or after the Conversion Date.

Change of Control:

Upon the occurrence of a Change of Control (to be defined),  the Borrower will be required to prepay in full all outstanding Secured Bridge Loans at par plus accrued interest to the date of prepayment plus with respect to any Secured Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium.  Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Secured Facilities or obtain any required consent of the lenders under the Senior Secured Facilities to make such prepayment of the Secured Bridge Loans.  From and after the Conversion Date, each holder of Secured Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:	Prior to the Conversion Date, the Secured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid

Annex D - 4

interest upon not less than five days’ prior written notice, at the option of the Borrower at any time.

From and after the Conversion Date, and prior to the maturity thereof, Secured Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon five days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Closing Date, (ii) three-quarters of the then-prevailing interest rate on the Secured Bridge Loans from and including the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date and (iii) declining to one-half of the then-prevailing interest rate on the Secured Bridge Loans on the fourth anniversary of the Closing Date and to zero on the fifth anniversary of the Closing Date.

Secured Bridge Facility Documentation:

The Facility Documentation for the Secured Bridge Facility (the “Secured Bridge Facility Documentation”) shall be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, shall contain the terms and conditions set forth in this Annex C and, to the extent not specified in this Annex C, such other terms as are customarily found in high yield indentures as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and projections, with such customary changes to reflect the interim nature of the Secured Bridge Facility (collectively, the “Secured Bridge Documentation Principles”). The Secured Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex C, in each case applicable to the Borrower and its restricted subsidiaries and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Secured Bridge Documentation Principles; provided that, except to the extent expressly provided in this Annex D, in no event shall such terms be more restrictive than those contained in the Senior Secured Facilities Documentation.

Notwithstanding the foregoing, the only conditions to the availability of the Secured Bridge Facility on the Closing Date shall be the applicable conditions set forth in the Commitment Letter to which this term sheet is attached, the “Conditions

Annex D - 5

Precedent to Borrowing” section below and in Annex E to the Commitment Letter.

Representations and Warranties:

The Secured Bridge Facility Documentation will contain representations and warranties which are usual and customary for financings of this kind, substantially similar to those for the Senior Secured Facilities and consistent with the Secured Bridge Documentation Principles.

Covenants:

The Secured Bridge Facility Documentation will contain the following covenants:  (a) customary affirmative covenants for financings of this kind, consistent with the Secured Bridge Documentation Principles; (b) customary incurrence-based negative covenants for financings of this kind consistent with the Secured Bridge Documentation Principles; provided that prior to the Conversion Date, the restricted payments and debt and lien incurrence covenants in the Secured Bridge Facility Documentation shall be more restrictive; provided further that, prior to the Conversion Date, the Secured Bridge Facility Documentation may be more restrictive than the Senior Secured Facilities Documentation.  There will not be any financial maintenance covenants in the Secured Bridge Facility Documentation.

The Secured Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letter, including any Take-out Notice (as defined in the Fee Letter) and any cooperation required in connection therewith.

Events of Default:

Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of material guarantees, and actual or asserted invalidity of material security documents or any security interest purported to be created thereunder (including failure to be perfected on a first-priority basis subject to certain customary exceptions), consistent in each case with the Secured Bridge Documentation Principles.

Conditions Precedent to Borrowing:

The several obligations of the Secured Bridge Lenders to make, or cause one of their respective affiliates to make, the Secured Bridge Loans will be subject solely to (i) the applicable conditions referred to in the Commitment Letter and those set forth in Annex E to the Commitment Letter, (ii) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall

Annex D - 6

be true and correct in all respects), (iii) absence of defaults or events of default and (iv) delivery of a customary borrowing notice.

Assignments and Participations:

The Secured Bridge Lenders will have the right to assign Secured Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Secured Bridge Loans.

The Secured Bridge Lenders will have the right to participate their Secured Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Secured Bridge Facility Documentation shall provide that Secured Bridge Loans may be purchased by the Borrower and assigned on a non-pro rata basis through customary Dutch auction procedures (so long as such purchases are offered to all Secured Bridge Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed (including, without limitation, (1) no default or event of default has occurred and is continuing and (2) such Dutch auctions shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its subsidiaries)); provided that any such Secured Bridge Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof.

Voting:

Amendments and waivers of the Secured Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Secured Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date, (iii) additional restrictions on the right to exchange to Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent

Annex D - 7

with the Secured Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by Secured the Bridge Facility Documentation or Senior Secured Facilities Documentation) and release of liens on all or substantially all of the Collateral, and (b) the consent of 100% of the Secured Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Cost and Yield Protection:

The Secured Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection in the Senior Secured Facilities Documentation.

Indemnities:

The Secured Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Bridge Administrative Agent and the Lenders.

Governing Law and Jurisdiction:

The Secured Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.  New York law will govern the Secured Bridge Facility Documentation.

Counsel to the Bridge Lead	Cahill Gordon & Reindel LLP.
Arrangers and the Bridge
Administrative Agent:

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Exhibit 1 to Annex D

Summary of Secured Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Secured Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon not less than five business days’ prior notice, Secured Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of the applicable Secured Exchange Notes equal to 100% of the aggregate principal amount of the Secured Bridge Loans so exchanged.  At a Lender’s option, Secured Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Secured Bridge Loans.  No Secured Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of applicable type of Secured Exchange Notes.  The Borrower will issue Secured Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	Secured Exchange Notes will mature on the seventh anniversary of the Closing Date.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the applicable Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

The Secured Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 5 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium; provided that notwithstanding the foregoing, the Borrower may redeem up to 10% of the aggregate principal amount of the Secured Exchange Notes in any twelve-month period on or before the third anniversary of the Closing Date at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon.

The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Closing Date, (ii) three-fourths of the applicable Total Cap from and including the third anniversary of the Closing Date to and including the fourth anniversary of the Closing date and (iii) declining to one-half of the applicable Total Cap on the fourth anniversary of the Closing Date and to zero on the fifth anniversary of the Closing Date.

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In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Secured Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the applicable Total Cap and accrued interest.

Defeasance Provisions of	Customary.
Exchange Notes:

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	None.

Covenants:

The Indenture will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities; giving due regard to, among other things, then existing market conditions.

Events of Default:

The Indenture will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities giving due regard to, among other things, then existing market conditions.

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Annex E

Conditions Precedent to the Facilities

This Annex E sets forth the conditions precedent to each of the Facilities referred to in the Commitment Letter, of which this Annex E is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

The conditions to and the initial funding under each of the Facilities shall consist only of the following (together with any other conditions to funding expressly set forth in Section 2 of the Commitment Letter):

1.                                      The terms of the Purchase Agreement will be reasonably satisfactory to the Arrangers; provided that the Arrangers acknowledge that the Purchase Agreement dated as of July 25, 2013 is reasonably satisfactory to the Arrangers.  No conditions precedent to the consummation of the Stock Buy-Back or other provision in the Purchase Agreement dated as of July 25, 2013 shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers, not to be unreasonably withheld or delayed (it being understood and agreed that any increase or reduction in the purchase price shall not be deemed to be materially adverse to the Lenders; provided that (i) any increase in the purchase price shall be funded solely by Domestic Cash and (ii) any reduction shall be allocated to ratably reduce the Domestic Cash, the Bridge Facilities (and, if applicable, the Notes) and the Senior Secured Facilities in proportion to the actual percentages that the amount of Domestic Cash, the Bridge Facilities (and, if applicable, the Notes) and the Senior Secured Facilities bear to the pro forma total capitalization of the Company and its subsidiaries after giving effect to the Stock Buy-Back).

2.                                      The Arrangers shall have received (i) audited financial statements of the Company for each of the three fiscal years immediately preceding the initial funding ended more than 90 days prior to the Closing Date; and (ii) unaudited financial statements of the Company for any fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date.

3.                                      To the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Company may reasonably agree), all costs, fees, expenses (including, without limitation, reasonable and invoiced (at least two business days prior to the Closing Date) out-of-pocket legal fees and expenses) and other compensation required by the Commitment Letter and the Fee Letter to be paid to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due.

4.                                      Subject in all respects to Section 2 of the Commitment Letter, the Company shall have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and  the Guarantors:  (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence of authority; and (iii) delivery of a solvency certificate in the form attached as Annex F from the chief financial officer of the Borrower, as to the Borrower and the Subsidiaries on a consolidated basis.

5.                                      The Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-

Annex E - 1

customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 10 days prior to the Closing Date.

6.                                      With respect to each of the Bridge Facilities, the Arrangers and the Investment Banks each shall have received no later than 15 consecutive business days prior to the Closing Date a customary offering memorandum containing all customary information, including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-10 and 3-16 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, and, in the case of the annual financial statements, the appropriate auditors’ reports thereon, and concurrently with the time period provided for above, the Investment Bank shall have had a period of at least 15 consecutive business days following delivery of the offering memorandum to market the Notes (provided that if such period has not ended prior to August 19, 2013, such period shall be deemed not to have commenced until September 3, 2013 (the “Black Out Dates”)). The Company shall have caused their independent registered public accountants to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in such offering memorandum.  With respect to the Senior Secured Facilities, the Bank Lead Arrangers will have been afforded a period of at least 15 consecutive business days (subject to the Black Out Dates) following delivery of the Confidential Information Memorandum to them.

7.                                      Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be executed and become in full force and effect, (b) with respect to the Senior Secured Facilities, all documents and instruments required to perfect the Bank Administrative Agent’s and Bridge Administrative Agent’s (as to any Secured Bridge Loans) security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Senior Secured Facilities Documentation, (c) the Bridge Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Bridge Loans, shall be executed and become in full force and effect and  (d) with respect to the Secured Bridge Loans, all documents and instruments required to create and perfect the Bridge Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Borrower and each Guarantor under the Secured Bridge Loans party thereto and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Bridge Facility Documentation.

Annex E - 2

Annex F

[FORM OF] SOLVENCY CERTIFICATE

[                      ], 2013

The undersigned, [                      ], the Chief Financial Officer of Activision Blizzard, Inc. (“Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and its subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [          ], 2013 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each Lender from time to time party thereto, Bank of America, N.A. (“Bank of America”), and the other agents named therein.

  As used herein, “Company” means the Borrower and its subsidiaries on a consolidated basis.

1.             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower and its subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)            the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)           the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)          the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

Annex F - 1

(iv)          the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date; and

(v)           the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of the Borrower and not in his individual capacity.

Name:

Title: Chief Financial Officer

Annex F - 2